UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	File No. 000-50886 (Commission File Number)	59-3778247 (IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES

Item 8.01.  Other Events.

On June 4, 2010, Virgin Media Investment Holdings Limited, Flextech Broadband Limited (“FBL”) and certain subsidiaries of FBL (the “Selling Subsidiaries”), each of which is a wholly-owned subsidiary of Virgin Media Inc. (the “Company”), entered into a sale and purchase agreement (the “SPA”) with British Sky Broadcasting Limited (“BSkyB”) and Kestrel Broadcasting Limited, a wholly-owned subsidiary of BSkyB (the “Buyer”).

Pursuant to the SPA, FBL agreed to sell the entire issued share capital of its wholly-owned subsidiaries Virgin Media Television Limited and Virgin Media Television Rights Limited to the Buyer and the Selling Subsidiaries agreed to sell certain assets to the Buyer. The companies and assets being sold to the Buyer pursuant to the SPA comprise the Company’s television channels business known as Virgin Media Television (“VMtv”). The transaction is subject to certain regulatory approvals.

The total consideration for the sale of VMtv is £160 million in cash, with £105 million payable at closing. A further amount of up to £55 million is conditional upon certain regulatory approvals.

On June 4, 2010, certain subsidiaries of the Company and BSkyB entered into new long-term carriage agreements, pursuant to which, among other things, BSkyB’s basic channels, the newly acquired VMtv channels and BSkyB’s sports and movie channels in standard definition will continue to be distributed on the Company’s cable TV service. The carriage agreements also provide, for the first time, for the distribution of BSkyB’s basic channels in high definition and a selection of premium sport and movie channels in high definition on the Company’s cable TV service.

A joint press release issued by the Company and BSkyB in connection with the entry into the SPA and the new carriage agreements is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                 Exhibits

99.1      Press release, dated June 4, 2010, issued by Virgin Media Inc. and British Sky Broadcasting Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2010	VIRGIN MEDIA INC.

	By:	/s/ Scott Dresser
Scott Dresser
Assistant Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press release, dated June 4, 2010, issued by Virgin Media Inc. and British Sky Broadcasting Limited